UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2006

APPLE REIT SEVEN, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-125546	20-2879175
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Seven, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01, Item 2.01 and Item 9.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

Arizona and Texas Hotels

On November 3, 2006, we caused our wholly-owned subsidiary, Apple Seven Hospitality, Inc., to enter into a series of contracts for the potential purchase of four hotels currently under construction.

There can be no assurance at this time that our purchasing subsidiary will in fact purchase any of these hotels. The table below describes the hotels:

Hotel Location	Franchise (a)	Seller	Number of Rooms (b)	Purchase Price
Tucson, Arizona	Residence Inn	Tucairri Property, L.P.	124	$16,640,000
El Paso, Texas	Homewood Suites	HWELP Property, L.P.	114	15,390,000
San Antonio, Texas	TownPlace Suites	SAT-TPS-AIR Property, L.P.	106	11,925,000
San Antonio, Texas	TownPlace Suites	SATX-TPS-NW Property, L.P.	123	13,837,500

TOTAL			467	$57,792,500

Notes:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.
(b)	The number of rooms listed refers to the expected number of rooms upon the completion of construction of the hotel.

The sellers are affiliated with each other but do not have any material relationship with us or our subsidiaries, other than through the purchase contracts. The aggregate initial deposit for these hotels is $400,000 ($100,000 per hotel). The initial deposits are refundable to our purchasing subsidiary upon its election to terminate a purchase contract during its “review period.” Under each purchase contract the review period expires on November 28, 2006. In the event our purchasing subsidiary does not elect to terminate a purchase contract during the review period, our purchasing subsidiary is required to make an additional aggregate deposit of $2,489,625 within three (3) business days after the expiration of the review periods.

The initial deposits under the purchase contracts were funded by proceeds from the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposit and purchase price under each purchase contract would be funded, if a closing occurs, by proceeds from the Company’s ongoing offering of Units.

Each purchase contract provides that the our purchasing subsidiary will enter into new management agreements and each existing franchise agreement for the applicable hotel will be assigned to our purchasing subsidiary if a closing occurs.

During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to each hotel. Our purchasing subsidiary may terminate a purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to a hotel as a result of its review that will cause it to terminate the agreement to purchase the hotel. If our purchasing subsidiary terminates a purchase contract before closing and after the review period, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits to the seller. If a closing occurs under a purchase contract, the deposits will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and currently remain unsatisfied. They include but are not limited to the following: the sellers having performed and complied in all material respects with the covenants under each purchase contract; all third party consents having been obtained; and the assignment of existing franchise agreements. If any of the closing conditions under a purchase contract are not satisfied by the seller, our purchasing subsidiary may terminate the purchase contract and receive a refund of the applicable deposits.

Accordingly, as of the date of this report and until any closing on the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire any or all of the hotels.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Nebraska

On November 4, 2006, our indirect wholly-owned subsidiary, Apple Seven SPE Omaha CY, Inc., closed on the purchase of a hotel located in Omaha, Nebraska. The hotel acquired by our purchasing subsidiary is a Courtyard by Marriott® containing 181 guest rooms. The purchase price for the hotel was $23,100,000. Our purchasing subsidiary assumed an existing loan secured by the hotel with an approximate balance of $12,700,000. The loan has an annual fixed rate of 6.8% and a maturity date of January 2014. The seller has no material relationship with us or our subsidiaries, other than through the purchase contract.

The purchase price under the purchase contract was funded by our ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share).

Additional information regarding the purchased hotel and purchase contract is set forth in our Form 8-K dated April 27, 2006 and filed with the Securities and Exchange Committee on May 2, 2006, which is incorporated herein by reference.

Any and all brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

Item 9.01. Financial Statements and Exhibits

a.	Financial statements of businesses acquired.

(Financial statements will be filed as necessary by amendment within the required time period)

b.	Pro forma financial information.

(Pro forma financial information will be filed as necessary by amendment within the required time period)

c.	Shell company transaction.

None

d.	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Seven, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

November 7, 2006